Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

CANNELL CAPITAL LLC,	)
and PHILLIP GOLDSTEIN,	)
)
Plaintiffs,	)
v.	)
	)	Civil Action No. 895-N
OPINION RESEARCH CORP., JOHN F. SHORT,	)
FRANK J. QUIRK, DALE J. FLORIO,	)
JOHN J. GAVIN, BRIAN J. GEIGER,	)
STEPHEN A. GREYSER, STEVEN F. LADIN,	)
ROBERT D. LeBLANC, SETH J. LEHR, LLR EQUITY	)
PARTNERS, L.P., and LLR EQUITY PARTNERS	)
PARALLEL, L.P.,	)
)
Defendants.	)

SECOND AMENDED AND SUPPLEMENTAL COMPLAINT

Plaintiffs, by and through their undersigned attorneys, allege upon information and belief, except for paragraphs l and 2, which are alleged on personal knowledge, as follows:

1. Plaintiffs are, and have been at all times relevant to the transaction challenged herein, the owners of 629,400 shares of Opinion Research Corp. (“ORCI” or the “Company”), or approximately 11.9% of the Company’s outstanding shares. Plaintiffs bring this action derivatively on behalf of ORCI.

2. Plaintiff Cannell Capital LLC owns 625,000 shares of ORCI common stock, and plaintiff Phillip Goldstein owns 4,400 shares.

3. ORCI is a Delaware corporation with its principal place of business located at 600 College Road East, Suite 4100, Princeton, NJ. As of August 10, 2005, ORCI had 5,259,980 shares of common stock outstanding. Such stock is traded on the NASDAQ national stock exchange. In addition, prior to the transaction challenged herein, the Company had issued and outstanding 10 shares of Class B preferred stock (the “Class B Preferred”). The Class B Preferred had a liquidation value of $10 per share, and did not pay a dividend except to the extent that the Company paid a dividend to the common shareholders. Holders of the Class B Preferred were entitled to nominate and elect two members of the board of directors. All 10 shares of Class B Preferred were owned by LLR Equity Partner, L.P. (together with LLR Equity Partners Parallel, L.P., and “LLR”). In addition, prior to the transaction challenged herein, LLR owned 1,216,058 shares of common stock, then representing 19.77% of the company’s outstanding shares.

4. Defendant John F. Short is a director of ORCI. Since 1999, he has acted as Chairman and Chief Executive Officer of the Company.

5. Defendant Frank J. Quirk (“Quirk”) (together with Short, the “Management Directors”) is a director of ORCI. Quirk has been employed by the Company since 1999, and currently is employed as President of ORCI

6. Defendant Stephen A. Greyser (“Greyser”) is a director of ORCI. Greyser is a Professor Emeritus at Harvard Business School. Defendant Greyser is a principal of the Faculty Group, Inc. (“TFG”), a consulting group owned by professors of Harvard University. In 2003, ORCI paid TFG $50,000 in consulting fees. The Company paid TFG an additional $25,000 in 2004.

7. Defendant Dale J. Florio (“Florio”) has been a director of ORCI since 1999. According to the Company, he is an attorney and the founder of a public relations firm.

8. Defendant Steven F. Ladin (“Ladin”) has been a director of ORCI since December 2003. He was not initially elected to the board by ORCI’s shareholders, but, after the apparent resignation of one director, was appointed to the board by management when the number of director was increased from seven to nine. According to the Company, he is a retired businessman.

9. Defendant Robert D. LeBlanc (LeBlanc) has been a director of ORCI since December 2003. He was not initially elected to the board by ORCI’s shareholders, but, after the apparent resignation of one director, was appointed to the board by management when the number of directors was increased from seven to nine. According to the Company, defendant LeBlanc is a retired businessman.

10. Defendant Brian J. Geiger (“Geiger”) (together with Greyser, Florio, LeBlanc, and Ladin, the “Non-Management Directors”) has been a director of ORCI since December 2003. He was not initially elected to the board by ORCI’s shareholders, but, after the apparent resignation of one director, was appointed to the board by management when the number of directors was increased from seven to nine. According to the Company , he is a managing director with the Hermes Group. From 1997 until March 2004, he was the chief financial officer of a private holding company.

11. Prior to the transaction challenged herein, defendant John J. Gavin was a director of ORCI, selected by the holder of the Class B Preferred shares, LLR.

12. Defendant Seth J. Lehr (“Lehr”) (together with Gavin, the “LLR Directors”) was, prior to the transaction challenged herein, a director of ORCI. He was a founding partner of LLR and was elected to the Company’s board by LLR as holder of the Class B Preferred.

13. Defendants LLR Equity Partners, L.P., and LLR Equity Partners Parallel, L.P., are Delaware limited partnerships.

BACKGROUND FACTS

14. ORCI provides research services to governments and commercial clients in North America, Europe and Asia. It collects customer, market and demographic data by utilizing computer-assisted telephone interviews, internet-based data collection techniques, personal interviews, mail questionnaires, and other means. After collecting the data, it analyzes, develops, and presents to its clients reports which provide insights regarding their programs, operations, products, or services. The Company’s services are designed to help its clients manage and evaluate public policy programs and funding decisions, sell products, and improve their corporate image and competitive position. ORCI’s government clients include some of the largest U.S. federal agencies, including the United States Agency for International Development, the Centers for Disease Control and Prevention, the Department of Health and Human Services and the National Science Foundation.

15. The Company’s commercial clients include a diverse base of Fortune 500 corporations in the automotive, consumer goods and services, financial services, health care, information technology, retail and trade, and telecommunications industries. ORCI has been providing commercial research since 1938. The Company also provides telemarketing services for clients in the membership services, financial services, information technology, and entertainment industries.

16. ORCI currently has four segments for financial reporting purposes: social research, U.K. market research, U.S. market research, and teleservices.

17. Prior to the transaction challenged herein, ORCI had several classes of stock authorized and issued. In addition to the common stock and Class B Preferred, the Company also authorized the issuance of Class A Preferred shares (“Class A Preferred”). This class of stock was created in 1996 as part of a shareholder rights plan. The issuance of the Class A Preferred is triggered by the acquisition of 20% of the common stock of ORCI by anyone who is not an exempted person, as defined by the plan.

18. During the period from 1994 to 2000, the stock of ORCI traded primarily in a range between $4.00 and $6.25 per share, despite various efforts by management to increase the Company’s share value and despite the Company’s growth during that period. In 1999, certain members of the Company’s board strongly encouraged management to consider maximizing shareholder value by considering varies opportunities presented to ORCI to sell or merge the Company.

19. In mid-1999, the Company received at least two serious expressions of interest from potential acquirers. The initial expressions of interest indicated a potential range that would return a 100% premium above the Company’s historic trading price. In response, management engaged an investment banker to value the Company. The resulting value determined by the investment advisor was in excess of $20 per share.

20. Notwithstanding the expressions of interest by potential third-party acquirers, and notwithstanding the fact that management was unable to provide a return to investors that was more than a fraction of what investors would receive in a sale of the Company, management sought to entrench itself and resisted offers to purchase ORCI because any potential acquisition threatened their positions with the Company. Management placed restrictions designed to discourage suitors for the Company upon potential offers. Nevertheless discussions with one potential acquirer, concerning a transaction that valued the Company at $13 to $16 per share, substantially progressed, until they were terminated, and the potential transaction abandoned.

21. Instead, on or about September 1, 2000, the Company agreed to sell 1,176,458 shares of common stock to LLR, together with warrants to purchase additional shares (the “Repriceable Warrants”), and 10 shares of the Class B Preferred. The price for the common stock was $8.50 per share, and the warrants were exercisable at $12 per share. With respect to certain additional contingent warrants (the “Anti-Dilution Warrants”), such warrants were issued at $.01 per warrant in the event that the Company sold common stock at a price less than $8.50 per share. The Company sold these interests, which it recently repurchased for $20 million in the transaction challenged below, for $10 million,

22. Pursuant to the stock sale agreement between ORCI and LLR (the “LLR Agreement”), LLR had the right, at the end of five years, to exchange each of its common shares for 0.5 share of Class C Preferred stock (the “Class C Preferred”). This right did not become effective until September 1, 2005.

23. The Class C Preferred had a liquidation value of $17 per share, or $10 million in total, and paid a cumulative annual dividend of $2.04 per share, or approximately $1.2 million. It was convertible back into common stock at $8.50 per share. The stock could be redeemed by the Company at any time at a price of $17 per share, increased by 25%, compounded annually, from the date of the LLR Agreement. Holders of Class C shares were entitled to vote with common shareholders on the election of directors and other corporate matters, the number of votes being equal to the number of shares into which the Series C Preferred shares could be converted. In addition, holders of the Class C stock had the right to elect two members of the board of directors as a class. Furthermore, in connection with the LLR Agreement, LLR was deemed to be exempt from the provisions of the Company’s shareholder rights plan.

24. At the time of the LLR Agreement, defendant Short lauded the transaction as a boost to the Company’s capital structure, stating, in a press release at the time:

“The sale of common shares to LLR at a premium to our market price recognizes that our shares are undervalued in the market, adds a well-respected institution to our investor base, and represents the most effective means of securing the capital needed to continue our aggressive business expansion and acquisition strategy. (Emphasis added)

25. In the same release, defendant Lehr reiterated that this “additional capital will enable the Company to continue its strategy of acquiring firms.”

26. The terms of the LLR Agreement placed little value upon the Repriceable Warrants, the Anti-Dilution Warrants, the Class B Preferred, and the ability to convert into Class C Preferred shares (the Add-On Interests”). Based upon ORCI’s September 1, 2000 closing price of $6.00 per share, LLR paid over $7 million for the shares of common stock, and less than $3 million for the Add-On Interests. Based upon Short’s assertion that LLR was paying a “premium” to market for the common stock, the value he placed upon the Add-On interests was even less than that figure.

THE ORIGINAL TRANSACTION

27. Since LLR’s purchase of ORCI stock at $8.50 per share, the Company, and its corresponding value, has grown. In 1999, when interest in the Company began to manifest itself, ORCI made several acquisitions, broadening its base. That year, revenues were only $118.6 million. As a result of these acquisitions, revenues rose to $161 million in 2000, and to over $177 million in 2001. Revenues for 2004 were $195.6 million, up $16 million over 2003, operating income went from a loss of $6.1 million to a profit of $11.3 million, and net income went from a loss of $8.9 million to a profit of $2.4 million. Revenues of ORCI’s largest segment have grown at a compound rate of 10% annually from year-end 2001 to 2004, and operating income as percentage of revenues has also increased at the same time. Revenues of one segment, U.S. market research, have declined, due primarily to the general recession in the U.S. economy. That situation has improved recently, and the Company expects that revenues attributable to that segment will increase.

28. In May 2004, the Company refinanced its existing debt. At that time, the Company entered into a new secured revolving credit facility of $35.0 million. ORCI also issued $10.0 million of secured subordinated notes (the “Secured Subordinated Notes) and $12.0 million of unsecured subordinated notes (the “Unsecured Subordinated Notes”) to Allied Capital Corporation (“Allied Capital”). The Secured Subordinated Notes carried an interest rate of 10.0% and were to mature in November 2007. The Secured Subordinated Notes required principal payments of $500,000 per quarter commencing July 1, 2004, with an unamortized balance of $3.0 million due at the end of the term. The Unsecured Subordinated Notes were to expire in May 2009 and carried a fixed interest rate of 15.5%; 13.0 was payable quarterly in cash, and 2.5%, at the Company’s discretion, could be paid in cash or deferred and included in the outstanding principal balance until maturity. In exchange for consideration received in connection with this debt, the Company extended the term of existing warrants held by Allied Capital and Allied Investment Corporation (together, Allied) from May 2007 to the later of May 2009 or the third anniversary of the repayment date. These warrants were issued in 1999 to Allied and were for the purchase of 437,029 shares of ORCI common stock at an exercise price of $5.422 per share. At the time of the refinancing, defendant Short stated that he was “pleased” with the “outcome” of that transaction which, he said, “reduced our borrowing costs, extended the maturities of our debt and also increased our borrowing capacity.”

29. The growth of the Company’s business has not been matched by a corresponding increase in the Company’s stock price. Management has failed to take advantage of the Company’s improved industry position, and the overall performance of the Company has stagnated. Since the date of the LLR Agreement, ORCI’s common stock has traded below the $8.50 purchase price. This past year, it has traded for the most part in a range between $6.50 and $8.00 per share. On August 16, 2005, the common stock closed at $7.45, marginally higher than the closing price of $7.38, the first business day after the announcement of the LLR Agreement.

30. As a consequence, the market value of LLR’s common stock was substantially less than what LLR paid for its interests, and LLR had no way to exit from its losing investment. The Repriceable Warrants that it purchased, with a strike price of $12 per share, had little value. The Antidilution Warrants were exercisable only if ORCI elected to issue common stock at less than $8.50 per share, and also had little, if any, value.

31. As the share price of the Company’s common stock languished, ORCI’s shareholders, including LLR, became dissatisfied with management’s handling of the business of the Company. Shareholders expressed their view that management had failed to achieve an acceptable return on the shareholders investment, and that a sale of the Company, or some other strategic transaction, offered the best means for shareholders to realize the value of the Company. Some form of transaction that maximized value was consistent with LLR’s stated exit strategy with respect to its investments. LLR’s web site discloses:

Maximizing Value upon Exit - We work with management, investment bankers and advisors to maximize the exit value through tactics such as the creation of an auction process or development of a comprehensive buyers list, as well as assistance in the negotiation process. The Managers have demonstrated an ability to execute each exit in a manner that maximizes returns, independent of strength in the financial markets.

LLR typically begins to look to implement an exit strategy as early as four years after its initial investment.

32. Management refused to consider such a transaction but continued to seek to entrench itself. Pursuant to the terms of the LLR Agreement, LLR would, upon conversion of its common stock into Class Preferred C shares, have the right to designate a total of four directors, and, as the holder of just less than 20% of the outstanding shares, the ability to lead a challenge to oust management and the other directors that management had selected. Defendant Lehr discussed with plaintiff and other large shareholders the possibility of mounting a proxy contest to remove the current board and management, and expressly stated to management in early 2003 that he would consider such a tactic if third quarter numbers were unsatisfactory.

33. Management was unable to deliver improved results. Faced with an imminent threat to its control, the Management and the Non-Management Directors determined to entrench themselves by removing LLR as a potential challenger to their control. On October 21, 2004, the Company announced a two-step, interrelated transaction, pursuant to which ORCI agreed to purchase almost all of LLR’s stock interests in the Company, and at the same time, engage in a common stock offering of 7,690,000 shares (the “Original Offering/Repurchase”) to finance the purchase.

34. Pursuant to the terms of the Original Offering/Repurchase, the Company proposed to purchase almost all of the interests of LLR, principally 908,366 shares of common stock, for a purchase price of $18 million, or approximately $20 per share. At the same time, the Company proposed to sell the 7,690,000 shares in a public offering at a price of $6.50 per share. In connection with that transaction, the Company estimated that it would incur expenses of approximately $3.5 million. Moreover, in connection with the repurchase of the LLR stock, the Company would pay down a portion of the newly refinanced debt, paying pre-payment penalties for buying subordinated debentures that it issued only five months previously, and it would be required to repurchase warrants issued to Allied.

35. Under any foreseeable circumstance, the Original Offering/Repurchase made no economic sense for the Company or its public shareholders, and was intended solely to entrench management at the expense of the public shareholders. It unfairly enriched LLR, paying LLR approximately $20 per share for common stock that was trading at approximately $6.00 per share at the time the transaction was announced. No third party would pay anything close to such price. Even if LLR converted its shares in 2005, such stock would have a liquidation value of only $10 million, far less than the $20 million at which it is valued. A purchaser paying $20 million for such converted shares would have to wait eight years before the accumulated dividend and the liquidation value equaled his investment. His effective dividend would be approximately 7%. No third party purchaser would enter into such a contract.

36. The Company was under no obligation to repurchase the LLR shares, nor was LLR in a position to demand such a purchase, particularly at such a premium, apart from its power to elect directors. If LLR converted its common shares into Class C Preferred Shares, the sole cost to the Company would have been a 12% dividend payment, a cost of capital far less than the cost of equity that would have been incurred by the terms of the Original Offering/Repurchase. Indeed, as alleged more fully below, defendants’ own advisor determined that the Preferred Shares were the cheapest form of capital then available to the Company. Merely the up front fees and expenses associated with the transaction were expected to equal three years of dividends to be paid in the future.

37. At the same time, the Original Offering/Repurchase, which included the sale of 7,690,000 shares at the proposed price of $6.50, would have unfairly diluted the public shareholders, who would own less than 50% of the Company on a pro forma basis after the completion of the proposed transaction. Based upon prior offers and valuations of the Company, $6.50 reflected a steep discount from the intrinsic value of the Company. It made no apparent sense for the Company to propose to purchase a minority block at a price that is a multiple of the price at which it was selling a majority of its stock.

38. Because the Original Offering/Repurchase involved the sale and repurchase of common stock at vastly different prices, the public shareholders and the Company would have been damaged by the transaction whatever the value of ORCI is determined to be. If the ORCI shares were worth no more than the offering price, then the Company and the public shareholders would be injured by the overpayment to LLR. If the Company were paying a fair price for the LLR common stock, then the Company and the public shareholders would be injured by the failure to obtain an adequate price for the common stock in the Offering and the dilution caused by the sale of common stock at an unfairly low price.

39. Although the Original Offering/Repurchase would dilute current shareholders by more than 50%, the defendant directors did not put the transaction up for a shareholder vote, or provide any other apparent procedural safeguard to protect the ingests of the public shareholders.

40. The original Form S-l, filed with the Securities Exchange Commission (“SEC”) in connection with the offering of common stock (the “S-1”), provided little, if any, information concerning the reasons for the transaction, its background, who proposed it, why it was proposed, who negotiated it, how it was negotiated, how the terms of the transaction were determined, or what alternatives, if any, were considered. The S-1 did not disclose the existence of any fairness opinion, of any valuations prepared to determine the worth of the interest being transferred, or the existence of any special committee of even arguably disinterested directors. The S-1 did not disclose the retention of an independent financial advisor to assist the directors.

41. Following the filing of the S-1, on December 2, 2004, plaintiffs filed this action, challenging the proposed transaction directly and derivatively as a breach of defendants’ fiduciary duties and seeking declaratory and injunctive relief, including rescission of the transaction if it were consummated. After the filing of this action, the Company issued an amended S-l that purported to disclose some of the facts alleged to be missing (the “Amended S-1”). The Amended S-1 stated that the management “decided to offer to repurchase the LLR Interests” because the capital structure, which just four years ago management deemed to be “the most effective means of securing capital,” now constituted an “impediment” to a public offering of common stock unless the LLR interests were purchased therewith. Accordingly, the Amended S-1 asserted, a committee of purportedly independent directors (the “Committee”) was created, consisting of defendants Ladin and Geiger, who were appointed to the board by the Management Directors only one year before, to “negotiate” with LLR.

42. According to the Amended S-1, the Committee did not retain its own investment advisor, but the entire board, including the Management Directors and the LLR Directors, retained Janney Montgomery Scott LLC (“Janney”) to provide its opinion, from a financial point of view, as to the fairness of the consideration offered to LLR for its interests (the “Opinion”). Janney was not retained to advise the Committee, or to assist it in the negotiation of the transaction. Janney expressed no opinion as to the underlying valuation, future performance or long-term viability of ORCI. The Opinion solely addressed the fairness from a financial point of view to the holders of ORCI common stock, other than LLR of the aggregate consideration to be paid to LLR. The Opinion did not address the relative merits of the Original Offering/Repurchase as compared to other transactions or business strategies that might be available to the Company, did not address the underlying business decision to proceed with the Offering/Repurchase, and pointedly did not address the issue of whether public shareholders were benefited or injured by the proposed transaction. When determining the fairness of the proposed buyout of the LLR interests, the Janney Opinion assumed that the Original Offering/Repurchase would occur, thus triggering the Anti- Dilution Warrants and the Repriceable Warrants and substantially diluting the existing public shareholders.

43. Even within the limited scope of its engagement, Janney did not purport to estimate the actual market value of LLR interests. Instead, as disclosed in its Opinion, Janney estimated “hypothetical” value utilizing various valuation techniques. The Opinion stated:

The estimates of value prepared within the presentation represent hypothetical values that were developed solely for purposes of the Presentation. Such estimates reflect computations of the potential values through the application of various generally accepted valuation techniques, which may not reflect actual market values. (Emphasis added)

44. In determining that $20 million was a fair price to pay for securities that had been sold to LLR for $10 million just four years previously, Janney employed methodology that was itself seriously flawed in order to reach “hypothetical” valuations that overstated the worth of the LLR interests.

45. Janney determined that LLR possessed four district components of securities that had value: (1) common stock, (2) Repriceable Warrants, (3) Anti-Dilution Warrants, and (4) the dividend to be received on the Class C Preferred. Janney utilized what it termed a “SUM OF THE PARTS VALUATION,” valuing each of the above components in isolation rather than as a linked, unitary investment, in order to inflate their value. Thus, for example, it valued the warrants at issue, assuming, by its model, that the stock price of ORCI would rise in the future. At the same time, it valued the cost of the Class C Preferred by assuming that the Company would be required to pay the Class C dividend in perpetuity, implicitly assuming that the stock price of ORCI common would never rise sufficiently to cause LLR to convert its stock.

46. Moreover, when evaluating each of the components, Janney assumed that ORCI would finance the purchase of the LLR interests by means of an offering of ORCI stock at $8.00 per share or less, thus triggering the Anti-Dilution and Repriceable Warrants that it was acquiring. Janney did not consider what a third party might pay for the LLR interests, or what they might be worth if an offering were not made at the same time.

47. Thus, when valuing LLR’s common stock, Janney factored in the value of the Anti-Dilution Warrants, exercised at $.01, to increase the number of shares that LLR would sell. Because ORCI’s board had determined to offer to the public shares of ORCI stock immediately before it purchased the LLR interests, its actions would have had the effect of increasing the number of shares that it was required to buy (the exact number to be determined by the offering price).

48. Valuing the Anti-Dilution Warrants in this manner gave LLR an unjust windfall, and would have unfairly penalized the existing ORCI public shareholders. LLR was not being diluted by the Original Offering/Repurchase; it had a minimal ongoing investment. Instead, it was being bought out of its investment. There is no justification for paying for warrants that protected LLR from dilution when it was not being diluted, but cashed out to benefit defendants. To structure the transaction in this manner, i.e., to incur a penalty unnecessarily, was to reward LLR for participating in management’s wrongful effort to avoid a proxy contest challenging its performance.

49. Similarly, by offering shares at less than $8.50 per share, the Director Defendants would have caused the exercise of price of the Repriceable Warrants to be repriced from $12.00 per share. Absent such an offering, the Repriceable Warrants would have little value. There was no justification for paying for warrants that protest LLR from dilution when it was not being diluted. To structure the transaction in this manner, i.e., to incur a penalty unnecessarily, was to reward LLR for its wrongdoing.

50. In connection with its fairness opinion, Janney also overvalued LLR’S right to convert into the Class C Preferred. In valuing the Class C Preferred, Janney did not value the equity portion of the Class C Preferred, represented by the common stock which LLR currently owns and had the right to convert, but, instead, merely projected the Class C Preferred’s contractual dividend in perpetuity, and then discounted it to present value, using a variety of discount rates, ranging from 12%, which Janney calculated to be ORCI’s cost of incremental debt, to 17%, which Janney calculated to be in the low end of the range of ORCI’s overall incremental cost of capital.

51. This methodology overvalued LLR’s interests. First, it was inappropriate to discount a dividend by ORCI’s, rate of debt, since a reasonable investor, purchasing an income stream junior to that of debtholders, and without remedies available to debtholders, would demand a higher rate of return than a debtholder.

52. Moreover, as a practical matter, it is highly unlikely that a reasonable investor, and in particular, LLR, would hold a convertible security in perpetuity. As alleged above, LLR’s investment horizon typically extends no more than ten years. The term of the warrants which LLR acquired are ten years, indicating that LLR does not intend to hold the Class C Preferred in perpetuity.

53. The methodology employed by Janney assumed that the price of ORCI’s common stock would never rise sufficiently to make conversion an attractive financial alternative, while the present value ascribed to the equity held by LLR is premised upon the assumption that such stock price will appreciate. Appropriate valuation techniques for convertible preferred stock, such as binomial or trinomial option pricing methods, factor in the likelihood that the expected return of equity component is greater than the dividend, and that the price of the security will appreciate to such a degree as to warrant conversion. More fundamentally, by valuing the Class C Preferred’s dividend in perpetuity, and at the same time, valuing in full the equity portion of that security, Janney, in effect, double counted. Valuing the dividend in perpetuity presumes that the security will never be sold and never converted. It is improper for Janney to ascribe full value to the equity portion of the Class C Preferred (through its valuation of its ORCI common stock) if, at the same time, it assumes that such equity will never be sold.

54. As a result of these errors, Janney materially overvalued the LLR Interests, and, in particular, the value of the Add-On Interests. Specifically, Janney placed a value ranging from $10 to $14 million upon such interests, up to 5 times the value (less than $3 million) the Management Directors placed upon the same interests just four years ago. There was no justification to attribute such a huge increase to the value of the Class C Preferred dividend stream, which, although more immediate in time, remained constant, nor was there any basis to attribute any increase to the Repriceable Warrants, since their exercise period has been reduced by four years, rendering them less valuable.

55. In the Amended S-1, the Director Defendants also set forth the purported justifications for engaging in the Original Offering/Repurchase. These purported business reasons provided no valid justification for the transactions now proposed. Specifically, in the Amended S-1, the Company stated:

We [the Company] decided to offer to repurchase the LLR Interests because we believe that the capital structure that resulted from the original transactions with the LLR Partnerships under our agreements with the LLR Partnerships in September 2000 is an impediment to a successful public offering, unless the proceeds from such public offering are used to repurchase the LLR Interests, and that the complicated financial structure of the LLR Interests negatively affects investor interest in our common stock

56. In its opinion, Janney set forth in more detail the pretexts provided by the Director Defendants for engaging in the wrongful transaction at issue. Specifically, Janney wrote:

Management has indicated to Janney that it believes LLR’s position in ORC has created significant hurdles for the Company including: a stock overhang and significant dilution if the Company raised equity below $8.50 per share to take advantage of strategic growth opportunities.

•	Management believes that purchasing LLR’s position in conjunction with an equity offering will have a number of positive results for stockholders of ORC stock:

•	Increased float will reduce illiquidity discount

•	Currently only $23 million of stock in its float

•	Improved capital structure attractive to investors

•	Leverage is reduced

•	Improved capital structure supports accelerated growth

•	Supports acquisitions and faster growth

57. Each of these pretexts was transparently invalid. At the outset, they were premised upon the recognition that the price for ORCI stock did not reflect the true value of the Company,

and that the market, affected by an alleged illiquidity discount, was undervaluing ORCI. Accordingly, the Director Defendants acknowledged that they had authorized the offering of stock, representing more than 50% of the Company, at a price that did not reflect true value. Significantly, Janney offered no opinion as to whether management’s “beliefs” have any validity.

58. Specifically, Management’s assertion that the repurchase of LLR’s stock was necessary due to an “overhand” upon ORCI’s stock price and the “significant” dilution that would result from an offering of stock under $8.50 per share was baseless for at least two reasons. First, based upon the calculations provided by Janney to the Company, the dilution at issue was not significant, particularly in comparison to the dilution caused by the sale of 7.69 million shares of common stock at a concededly discounted price.

59. By Janney’s own calculation, if the Company sold 8,333,333 shares of stock at $6.00 to raise $50 million, LLR would be issued 236,914 additional shares of stock. On a pro forma basis, after the offering, such additional shares would represent 1.6% of the outstanding float, dilution that would be de minimis. If the Company sold 6,250,000 at $8.00 per share, according to Janney, LLR would have been entitled to receive 35,537 additional shares. On a pro forma basis, such dilution represented 0.03%. Under either circumstance, such dilution could not be considered “significant,” and did not justify the massive dilution that would have been caused by the Original/Repurchase.

60. More significantly, the Original Offering/Repurchase eliminated the “stock overhang” only by causing the potential for stock dilution to become realized. By preceding the buyout of the LLR interests with a public offering of stock, management was deliberately triggering the potentially dilutive aspects of the its capital structure and ensuring that such “dilution” occurred. Even assuming that such dilution would have been significant, neither Janney nor the Company addressed how existing shareholders were benefited by actual dilution as opposed to potential future dilution.

61. Similarly, the Original Offering/Repurchase did not prevent the repricing of warrants to purchase 740,500 shares at $12.00 per share to, by Janney’s calculation, a range of $8.58 per share to $10.01 per share, but it brought them about. Moreover, even as repriced, the Repriceable Warrants were still out-of-the-money, and posed little threat of dilution. Neither Janney not the Company explained why it made sense to sell shares at $6.00 to $8.00 per share to prevent stock from being purchased at $8.58 to $10.01 per share.

62. Management’s other justifications for the Offering/Repurchase were equally bogus. Management’s claim that, as a whole, the Original Offering/Repurchase would reduce leverage and improve the balance sheet of the Company, did not address the determination to sell equity in order to purchase equity. Exchanging one form of equity for another would have done little, if anything, to decrease leverage or improve the balance sheet.

63. Similarly, management’s claim that the issuance of additional stock would reduce the “illiquidity” discount did not justify the Original Offering/Repurchase. It did not benefit existing shareholders to eliminate a “discount” by selling stock at the discounted price, the effect of which would have been simply to lower the value of their stock to the discounted price. Management was obligated to consider alternatives to eliminate the discount by raising the market price to correspond with the value of the stock.

64. The Director Defendants refused to consider any alternatives that would have been less costly to the Company. A bona fide third party telephoned defendant Short to discuss the potential acquisition of one or more ORCI divisions, and defendant Short refused even to return his telephone calls. The sale of a division at an attractive price would have been far more beneficial to the Company’s shareholders than the sale of more than 50% of the Company at a discounted price.

65. The Original Offering/Repurchase served no valid business purpose, but was not proposed for the purpose of removing the threat that LLR might use its control of board positions to remove the existing management and the board. The transaction was proposed by the Defendant Directors in response to a specific threat to remove them from office by dissatisfied shareholders. By financing the transaction with the sale of common stock at an unfairly low price, rather than debt, the Offering/Repurchase would have diluted other existing shareholders and forestalled any effort by such shareholders to unseat the current board. It was proposed solely to entrench management and the Non-Management Directors.

66. Notwithstanding the self-interested nature of the Original Offering/Repurchase, the Director Defendants deliberately failed to obtain an opinion from an independent advisor that the transaction, as a whole, was fair to the shareholders of ORCI, failed to obtain an opinion that it benefited ORCI’s shareholders, failed to calculate or quantify the purported “benefits” resulting from the transaction to determine whether they outweighed the costs, failed to consider or pursue alternative transactions that might be less costly, and deliberately structured the Original Offering/Repurchase in such a manner as to penalize the Company and to benefit LLR.

67. The Original Offering Repurchase never occurred. During the pendency of this action, after plaintiffs filed an amended complaint, the Director Defendants initially delayed the Original Offering/Repurchase.

68. Instead, in March 2005, the Company entered into a new secured term loan of $15.0 million with Citizens Bank of Pennsylvania and First Horizon Bank (the “Term Loan”). The Term Loan is for a five year term and is secured by substantially all of the Company’s assets. The Term Loan carries an interest rate of LIBOR plus 350 basis points, requires principal payments of $750,000 per quarter and matures in 2010. The proceeds from the Term Loan and a drawdown from the Senior Revolving Facility were used to prepay the Secured Subordinated Notes and the Unsecured Subordinated Notes in the combined amount of $20.5 million. However, when paying off the Allied Capital Notes, the Company did not repurchase the warrants to purchase to purchase 437,029 shares of the Company’s common stock at an exercise price of $5.422 per share, even though such warrants created an “overhang” equal to or greater than that presented by LLR Interests, and would be more dilutive to shareholders.

69. Thereafter, on May 11, 2005, the Company abandoned the Original Offering/Repurchase altogether.

THE CHALLENGED TRANSACTION

70. Instead, on July 29, 2005, the Company announced that it was purchasing all of the stock owned by LLR, including the LLR Interests, for $20 million (the “LLR Buyout). The Company is paying $2 million above what it had originally agreed to pay in order to acquire 268,092 shares of common stock, at $7.46 per share, that were not to be purchased pursuant to the Original Offering/Repurchase.

71. At the same time, the Company disclosed that it was financing the LLR Buyout by the issuance of subordinated debentures with an annual interest rate of 14%. As a consequence, instead of paying dividends of $1.2 million per year to the Series C Preferred, the Company will now pay $2.8 million per year in interest.

72. The Company has not disclosed that it received any fairness opinion other than that which it initially received from Janney in connection with the Original Offering/Repurchase, either in its press release or in a conference all with analysts, and, upon information and belief, it has not received such an opinion.

73. Janney’s Opinion, flawed as it was from the outset is even more useless in connection with the straight purchase of all of LLR’s interests. As set forth above, the Janney Opinion assumed the issuance of common stock that would trigger the Anti-Dilution Warrants and the Repriceable Warrants, and it valued such Warrants and Warrants based upon the transaction proposed at the time. It made little sense to value interests that were triggered when no such triggering was necessary. It makes even less sense to rely upon a valuation that assumes that the features of such Warrants and Warrants have been triggered when they have not.

74. Furthermore, with respect to its valuation of the Preferred Stock dividend, Janney valued such dividend assuming an incremental cost of debt of 12%, and an overall cost of capital that assumed that the Original Offering/Repurchase would be successfully consummated. In fact, ORCI’s incremental cost of debt has been demonstrated to be 14%, and its cost of equity is necessarily higher than that assumed by Janney, since ORCI was unable to sell equity at the terms assumed by Janney with it first issued its Opinion.

75. In short, the Janney Opinion, unreliable from the outset, is even less reliable under the changed circumstances.

76. The Director Defendants, by their approval of the LLR Buyout, acted in bad faith and in their own interests to the detriment of the Company and its shareholders. They have demonstrated a pattern over the years of inexplicably taking contradictory positions on several issues, solely upon the basis of whether such position bolsters or threatens their incumbency. Having determined that it was inappropriate to sell the Company to a third party for $13 to $16 per share, the Management Directors, later determined that it is appropriate to sell a majority of the Company’s shares for less than half such allegedly “inadequate” price. Having deemed the original LLR Transaction to be the most effective means of raising capital, the Management Directors, subsequently deemed it a detriment.

77. Having considered $10 million a fair price for the LLR interests, the Management Directors now consider $20 million to be a fair price, even though ORCI’s stock price has remained virtually unchanged over the intervening period. More particularly, having placed a value of less than $3 million upon the Add-On Interests, when selling them, the defendants have now placed a value four times as great, or more than $12 million, when purchasing them back, even though the market price for ORCI common stock has remained virtually unchanged. The LLR Buyout constitutes a waste of corporate assets.

78. LLR has knowingly aided an abetted the Director Defendants’ breach of their fiduciary duties and has been unjustly enriched by the transaction at issue.

CLAIM FOR RELIEF

79. The directors of ORCI owe to the Company’s shareholders fiduciary duties of good faith, candor, due care, and loyalty, and they may not use their positions to further their own interests at the expense of the public shareholders. Further, where the directors are interested in a proposed transaction with the Company, they bear the burden of demonstrating the entire fairness of the transactions.

80. By virtue of the facts and transactions set forth above, the directors have breached their fiduciary duties to the Company and its shareholders. The directors are not disinterested and independent, but are interested in the transaction to preserve their positions on the board, or, in the case of LLR directors, to unfairly profit by the sale of their interests at the expense of the Company. The LLR Buyout is unfair to the public shareholders of ORCI, both as to process and as to price, in that it overpays for the interests of LLR without providing any apparent procedural safeguards to protect the interests of the public shareholders. Further, the directors failed to exercise due care, providing no basis for their decision with respect to valuation, and providing no independent fairness opinion.

81. The Offering/Repurchase does not make economic sense to the Company, serves no legitimate business purpose, but constitutes a waste and spoliation of the Company’s assets. The Company has purchased warrants well out of the money, while leaving intact warrants, held by Allied Capital, that are much more dilutive to ORCI’s shareholders. The Company has eliminated an annual dividend of $1.2 million by replacing it with payments of $2.8 million.

82. Plaintiffs have no remedy at law.

DEMAND FUTILITY

83. Plaintiffs have not made any demand upon the board of ORCI because such demand would be futile. A majority of the board is interested in the LLR Buyout, and cannot reasonably exercise business judgment in connection with any determination to commence a lawsuit on behalf of ORCI to challenge a transaction the sole purpose of which was to entrench the board. The Board entered into these interrelated transactions when faced with an overt and imminent threat to its incumbency. The Board has demonstrated a repeated pattern of acting in its own self-interest, and entered into, first the Original Offering Repurchase, and then the LLR Buyout, primarily to secure the directors’ own lucrative positions as officers and directors of ORCI, or, in the case of the LLR directors, to benefit LLR.

84. Furthermore, ORCI’s entire board participated in or approved of the wrongful acts which are complained of herein. The acts complained of constitute waste and violations of defendants’ fiduciary duties of good faith, loyalty and due care, and thus, could not have been the product of business judgment and are incapable of ratification. In particular, the Director Defendants have, by virtue of the challenged transaction, have placed upon the Add-On Interests a value four times what they originally placed upon such interests, have agreed to terms that make little economic sense, and have knowingly relied upon an opinion that was not only flawed from the outset, but obsolete by the time of the LLR Buyout.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs, on behalf of ORCI, pray for judgment as follows:

A.	Declaring that the individual defendants breached their fiduciary duties to ORCI and its stockholders through the misconduct alleged herein;

B.	Rescinding the LLR Buyout, or awarding damages to the Company;

C.	Directing defendants to account, jointly and severally, to the Company, Plaintiff and the Company’s stockholders, for all monetary damages suffered by ORCI by reason of the misconduct alleged herein;

D.	Awarding to plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees;

E.	For such other and further relief as the Court may determine is just and proper in the circumstances.

DATED: September 28, 2005

OF COUNSEL:	ROSENTHAL, MONHAIT, GROSS
& GODDESS, P.A.
CHITWOOD HARLEY HARNES LLP
11 Grace Aveneu
Great Neck, NY 11021	By:	/s/ Carmella P. Keener
(516) 773-6090		Carmella P. Keener (DSBA No. 2810)
919 N. Market Street, Suite 1401
P. O. Box 1070
Wilmington, DE 19899
(302) 656-4433
Attorneys for Plaintiffs